UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 20, 2021 (December 16, 2021)

Hilton Grand Vacations Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37794	81-2545345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6355 MetroWest Boulevard, Suite 180 Orlando, Florida	32835
(Address of principal executive offices)	(Zip Code)

(407) 613-3100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HGV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 16, 2021, Hilton Grand Vacations Parent LLC (“Holdings”), Hilton Grand Vacations Borrower LLC (the “Borrower”), Hilton Grand Vacations Inc. (the “Company” or “HGV”), and certain subsidiaries of the Borrower (the “Subsidiary Guarantors”), entered into Amendment No. 1 to the Credit Agreement (the “Amendment”) which amended the Credit Agreement dated as of August 2, 2021 by and among the Company, Holdings, the Borrower, the Subsidiary Guarantors, Bank of America, N.A., as administrative agent and collateral agent, other financial institutions as lenders from time to time party thereto and the other parties thereto (the “Credit Agreement”), pursuant to which, among other things, the Borrower incurred revolving credit commitments of $1.0 billion (the “New Revolving Credit Facility”).

Proceeds from the New Revolving Credit Facility were used to repay in full the indebtedness outstanding under that certain Credit Agreement, dated as of December 28, 2016, as amended prior to the date hereof, among the Company, Holdings, the Borrower, the lenders party thereto from time to time, the other guarantors party thereto from time to time, and Bank of America, N.A., as administrative agent, collateral agent, L/C issuer and swing line lender (the “Prior Revolving Credit Facility”), which provided for a borrowing capacity of up to $800,000,000 and would have matured on November 28, 2023.

The New Revolving Credit Facility is subject to affirmative and negative covenants and events of default substantially the same as the initial term loans under the Credit Agreement. Additionally, certain financial covenants based on a consolidated first lien net leverage ratio and consolidated interest coverage ratio were added for the benefit of the New Revolving Credit Facility.

At the option of the Borrower, borrowings under the New Revolving Credit Facility will bear interest at either a base rate or at an annual rate equal to the London Interbank Offered Rate (“LIBOR”), for deposits with a corresponding term in U.S. dollars adjusted for applicable statutory reserve requirements plus, in each case, an applicable margin and subject to a 0% LIBOR floor. The applicable margin for the New Revolving Credit Facility will be determined based on a consolidated first lien net leverage ratio and will range from 0.75% to 1.25% per annum with respect to base rate borrowings, and 1.75% to 2.25% per annum with respect to the LIBOR borrowings. Additionally, the New Revolving Credit Facility requires a commitment fee in respect of unused commitments under the New Revolving Credit Facility that will be determined based on a consolidated first lien net leverage ratio and will range from 0.25% to 0.35% per annum.

The Borrower may voluntarily prepay the New Revolving Credit Facility (which prepayments may be reborrowed) at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

The New Revolving Credit Facility will mature on December 16, 2026.

Holdings, the Company and the Subsidiary Guarantors will continue to unconditionally guarantee the obligations under the Credit Agreement, including under the New Revolving Credit Facility. The obligations are secured by a first-priority security interest in substantially all of the assets of Holdings, the Borrower and the Subsidiary Guarantors (subject to certain exceptions and qualifications). The loans under the New Revolving Credit Facility will rank pari passu in right of payment and pari passu in right of security with the initial term loans under the Credit Agreement.

This summary is qualified in its entirety by reference to the full text of the Amendment, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference, and other Loan Documents (as defined in the Credit Agreement).

Item 1.02.     Termination of a Material Definitive Agreement.

Substantially concurrently with the execution of the Amendment and the implementation of the New Revolving Credit Facility, the Prior Revolving Credit Facility was terminated. The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1

Amendment No. 1 to the Credit Agreement, dated as of December 16, 2021, by and among Hilton Grand Vacations Parent LLC, as parent, Hilton Grand Vacations Borrower LLC, as the borrower, the guarantors from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent.

Exhibit 99.1	Press Release, dated December 20, 2021.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON GRAND VACATIONS INC.

By:	/s/ Charles R. Corbin
Charles R. Corbin
Executive Vice President, General Counsel and Secretary

Date: December 20, 2021